NEWS RELEASE

The Hartford Reports Strong Second Quarter 2026 Financial Results
Board authorized new $4.2 billion share repurchase program, representing a 27% increase from the prior authorization

•Second quarter 2026 net income available to common stockholders of $1.3 billion ($4.68 per diluted share) increased 31% from $990 million ($3.44 per diluted share) over the same period in 2025. Core earnings* of $945 million ($3.42 core earnings per diluted share*) increased 1% from $932 million ($3.24 core earnings per diluted share) over the same period in 2025.
•Net income ROE for the trailing 12 months of 23.8% and core earnings ROE* of 18.7%.
•Property & Casualty (P&C) written premiums increased by 3% in the second quarter of 2026, driven by Business Insurance premium growth of 5%.
•Employee Benefits fully insured ongoing premium growth of 5% in the second quarter of 2026.
•Business Insurance second quarter 2026 combined ratio of 91.4 and an underlying combined ratio* of 89.3.
•Personal Insurance second quarter 2026 combined ratio of 90.1 and an underlying combined ratio* of 86.3.
•Employee Benefits second quarter 2026 net income margin of 7.7% and a core earnings margin* of 7.4%.
•Returned $615 million to stockholders in the second quarter, including $450 million of shares repurchased and $165 million in common stockholder dividends paid. The company's Board of Directors authorized a new $4.2 billion share repurchase program, effective from Aug. 1, 2026, through the end of 2028.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures.
** All amounts and percentages set forth in this news release are approximate unless otherwise noted.

HARTFORD, Conn., July 23, 2026 – The Hartford (NYSE: HIG) today announced financial results for the second quarter ended June 30, 2026.

“The Hartford delivered another quarter of strong results, reflecting the strength of our franchise, the breadth of our distribution relationships and our commitment to a superior customer experience,” said The Hartford’s Chairman and CEO Christopher Swift. “Supported by market-leading positions and differentiated capabilities across Property and Casualty and Employee Benefits, we continue to execute with discipline while investing in technology, data, artificial intelligence and customer-focused risk insights that strengthen our competitive position and further differentiate The Hartford in the marketplace.”

The Hartford’s Chief Financial Officer Beth Costello said, “Business Insurance delivered another strong quarter, with 5 percent written premium growth and an underlying combined ratio of 89.3. In Personal Insurance, the underlying combined ratio improved 1.7 points, while growth was impacted by a competitive market. Employee Benefits generated fully insured ongoing premium growth of 5 percent with a core earnings margin of 7.4 percent. Investment income remained strong, supported by our diversified portfolio and attractive new money yields."

Swift continued, “The recently announced new $4.2 billion share repurchase authorization demonstrates our disciplined approach to capital management. With strong execution across the enterprise, we remain well positioned to deliver outstanding ROEs and attractive returns for shareholders."

CONSOLIDATED RESULTS:

	Three Months Ended
($ in millions except per share data)	Jun 30 2026	Jun 30 2025	Change
Income from continuing operations, net of tax	$980	$938	4%
Income from continuing operations, net of tax per diluted share	$3.53	$3.24	9%

Net income available to common stockholders	$1,293	$990	31%
Net income available to common stockholders per diluted share[1]	$4.68	$3.44	36%

Core earnings	$945	$932	1%
Core earnings per diluted share	$3.42	$3.24	6%

Book value per diluted share	$70.28	$60.02	17%
Book value per diluted share (ex. accumulated other comprehensive income (AOCI))[2]	$78.91	$68.35	15%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months	23.8%	19.8%	4.0
Core earnings ROE[3], last 12-months	18.7%	16.0%	2.7
[1]Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[2]Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[3]Return on equity (ROE) is calculated based on last 12 months of net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is common stockholders’ equity including AOCI; for core earnings ROE, the denominator is common stockholders’ equity excluding AOCI

Second quarter 2026 net income available to common stockholders of $1.3 billion, or $4.68 per diluted share, improved from $990 million in second quarter 2025. Contributing to the results were:
•An increase in earnings driven by 5% growth in P&C earned premium and 5% fully insured ongoing premium growth in Employee Benefits.
•Business Insurance loss and loss adjustment expense ratio of 60.4 increased from 56.1 in second quarter 2025, including 2.9 points of less favorable prior year accident year development (PYD) and 0.2 points of higher current accident year catastrophe losses (CAY CATs). Underlying loss and loss adjustment expense ratio* of 58.3 increased from 57.0 in second quarter 2025.
•Personal Insurance loss and loss adjustment expense ratio of 63.8 improved from 69.0 in second quarter 2025, including 2.1 points of more favorable PYD and 0.2 points of lower CAY CATs. Underlying loss and loss adjustment expense ratio of 60.0 improved 2.8 points from second quarter 2025.
•Net favorable PYD of $111 million, before tax, in 2026 declined from net favorable PYD of $187 million in core earnings in 2025. Net favorable PYD in second quarter 2026 was primarily driven by reserve reductions in workers’ compensation, catastrophes, Personal Insurance, and bond, partially offset by an increase in general liability and commercial automobile reserves.
•P&C CAY CAT losses of $222 million, before tax, in second quarter 2026, primarily from tornado, wind and hail events, increased from CAY CAT losses of $212 million in second quarter 2025.
•The P&C expense ratio of 29.9 increased from 29.5 in second quarter 2025, primarily driven by an increase in the Personal Insurance expense ratio.

•Employee Benefits loss ratio of 72.5 increased from 69.1 in second quarter 2025, driven by an increase in the group disability loss ratio.
•The Employee Benefits expense ratio of 25.2 improved from 25.7 in second quarter 2025, driven by the impact of earned premium growth and lower commissions, partially offset by higher technology costs.
•Net investment income of $800 million, before tax, increased from $658 million in second quarter 2025, primarily driven by increased income from limited partnerships and other alternative investments (LPs) and a higher level of invested assets.
•Net realized gains of $64 million, before tax, in second quarter 2026 compared with net realized losses of $19 million, before tax, in second quarter 2025.
•Income from discontinued operations of $318 million, before tax, increased from $57 million in second quarter 2025, due to a $251 million income tax benefit associated with the sale of Hartford Funds representing the difference between the tax basis and the U.S. GAAP carrying value of Hartford Funds.
Second quarter 2026 core earnings of $945 million, or $3.42 per diluted share, increased from $932 million of core earnings in second quarter 2025, primarily reflecting the same drivers as net income, excluding the impact of realized gains and losses and income from discontinued operations.
June 30, 2026 book value per diluted share of $70.28 increased 6.0%, from $66.31 at Dec. 31, 2025, principally due to net income in excess of stockholder dividends through June 30, 2026, including income from discontinued operations related to the sale of Hartford Funds, partially offset by the dilutive effect of share repurchases, and a decrease in AOCI, primarily driven by an increase in net unrealized losses on available-for-sale (AFS) securities.
Book value per diluted share (excluding AOCI) of $78.91 as of June 30, 2026, increased 7.2%, from $73.62 at Dec. 31, 2025, as the impact from net income in excess of stockholder dividends through June 30, 2026, was partially offset by the dilutive effect of share repurchases.
Net income available to common stockholders' ROE (net income ROE) for the trailing 12-month period ending June 30, 2026, was 23.8%, increasing 4.0 points from June 30, 2025, primarily due to an increase in net income available to common stockholders.
Core earnings ROE for the trailing 12-month period ending June 30, 2026, was 18.7%, increasing 2.7 points from June 30, 2025, primarily due to an increase in core earnings.

BUSINESS RESULTS:
Business Insurance

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2026	Jun 30 2025	Change
Net income	$704	$696	1%
Core earnings	$695	$697	—%
Written premiums	$4,022	$3,816	5%
Underwriting gain[1]	$316	$444	(29%)
Underlying underwriting gain[1]	$393	$412	(5%)

Losses and loss adjustment expense ratio	60.4	56.1	4.3
Expenses	30.7	30.6	0.1
Policyholder dividends	0.3	0.3	—
Combined ratio	91.4	87.0	4.4
Impact of catastrophes and PYD on combined ratio	(2.1)	1.0	(3.1)
Underlying combined ratio	89.3	88.0	1.3

Losses and loss adjustment expense ratio
Underlying loss and loss adjustment expense ratio	58.3	57.0	1.3
Current accident year catastrophes	3.5	3.3	0.2
Prior accident year development	(1.4)	(4.3)	2.9
Total Losses and loss adjustment expense ratio	60.4	56.1	4.3
[1]Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

Second quarter 2026 net income of $704 million increased from net income of $696 million in second quarter 2025. Contributing to the results were:
•7% growth in earned premium.
•An underlying loss and loss adjustment expense ratio of 58.3 in second quarter 2026 increased from 57.0 in second quarter 2025.
•Net favorable PYD of $52 million, before tax, in second quarter 2026, declined from $146 million in second quarter 2025. The net favorable PYD in second quarter 2026 primarily includes reserve reductions in workers’ compensation, catastrophes, and bond, partially offset by an increase in general liability and commercial auto liability reserves. Net PYD in the 2025 period includes a $24 million, before-tax, benefit due to the amortization of the deferred gain related to the Navigators ADC.
•CAY CAT losses of $129 million, before tax, in second quarter 2026, primarily from tornado, wind and hail events, increased from CAY CAT losses of $114 million in second quarter 2025.
•Net investment income of $556 million, before tax, increased from $449 million in second quarter 2025.
•Net realized gains of $12 million, before tax, in second quarter 2026 compared with net realized losses of $20 million, before tax, in second quarter 2025.
Business Insurance core earnings of $695 million in second quarter 2026 declined slightly from $697 million in second quarter 2025, primarily reflecting the same drivers as net income, excluding the impact of realized gains and losses.
Combined ratio of 91.4 increased from 87.0 in second quarter 2025, primarily due to 2.9 points of less favorable net PYD and 0.2 points of higher CAY CATs. Underlying combined ratio of 89.3 increased from 88.0 in second quarter 2025, primarily due to a 1.3 point increase in the underlying loss and loss adjustment expense ratio.
•Small Business combined ratio of 85.9 improved from 89.7 in second quarter 2025, including 1.3 points of lower CAY CATs, partially offset by 0.1 points of less favorable PYD. Underlying combined ratio of 86.5 improved from 89.0 in second quarter 2025, primarily due to lower non-CAT property losses and the impact of earned premium growth on the expense ratio.
•Middle & Large Business combined ratio of 101.9 increased from 86.6 in second quarter 2025, including a change from favorable to unfavorable PYD and 2.0 points of higher CAY CATs. Underlying combined ratio of 95.3 increased from 89.1 in second quarter 2025, including higher non-CAT property losses and a change in business mix.
•Global Specialty combined ratio of 89.5 increased from 85.9 in second quarter 2025, including 2.1 points of less favorable PYD and 0.4 points of higher CAY CATs. The 2025 combined ratio included 2.6 points of more favorable PYD due to the amortization of the deferred gain related to the Navigators ADC. Underlying combined ratio of 85.8 increased from 84.8 in second quarter 2025, primarily due to an increase in the international loss ratio and a higher expense ratio, driven by technology costs.
•The Business Insurance expense ratio of 30.7 was generally consistent with the second quarter of 2025.
Second quarter 2026 written premiums of $4.0 billion were up 5% from second quarter 2025, with growth across the segment. Small Business delivered a 7% increase in written premiums, supported by double‑digit new business growth, while Middle & Large and Global Specialty each reported single‑digit written premium growth.

Personal Insurance

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2026	Jun 30 2025	Change
Net income	$130	$91	43%
Core earnings	$128	$94	36%
Written premiums	$915	$980	(7%)
Underwriting gain	$90	$55	64%
Underlying underwriting gain	$124	$112	11%

Losses and loss adjustment expense ratio	63.8	69.0	(5.2)
Expenses	26.3	25.1	1.2
Combined ratio	90.1	94.1	(4.0)
Impact of catastrophes and PYD on combined ratio	(3.8)	(6.1)	2.3
Underlying combined ratio	86.3	88.0	(1.7)

Losses and loss adjustment expense ratio
Underlying loss and loss adjustment expense ratio	60.0	62.8	(2.8)
Current accident year catastrophes	10.3	10.5	(0.2)
Prior accident year development	(6.5)	(4.4)	(2.1)
Total Losses and loss adjustment expense ratio	63.8	69.0	(5.2)
Net income of $130 million in second quarter 2026 increased from net income of $91 million in second quarter 2025. Contributing to the results were:
•3% decline in earned premium largely driven by a competitive market environment that continues to pressure new business growth, partially offset by modest improvement in automobile policy retention as the pace of renewal written price increases moderated.
•An underlying loss and loss adjustment expense ratio of 60.0 in second quarter 2026, which improved 2.8 points from 62.8 in second quarter 2025, driven by the impact of earned pricing increases outpacing loss cost trends.
•$59 million, before tax, of favorable PYD in second quarter 2026 increased from $41 million of favorable PYD in second quarter 2025. The net favorable PYD in second quarter 2026 includes reserve reductions in both automobile and homeowners.
•CAY CAT losses of $93 million, before tax, in second quarter 2026, including losses from tornado, wind and hail events, decreased from $98 million of CAY CAT losses in second quarter 2025.
•Net investment income of $67 million, before tax, in second quarter 2026 increased from $58 million in second quarter 2025.
•Net realized gains of $4 million, before tax, in second quarter 2026 compared with net realized losses of $4 million, before tax, in second quarter 2025.
Personal Insurance core earnings of $128 million increased from core earnings of $94 million in second quarter 2025, primarily reflecting the same drivers as net income, excluding the impact of realized gains and losses.
Combined ratio of 90.1 in second quarter 2026 improved from 94.1 in second quarter 2025, primarily due to a 5.2 point improvement in the loss and loss adjustment expense ratio, including a 2.8 point improvement in the underlying loss and loss adjustment expense ratio, 2.1 points of more favorable PYD, and 0.2 points of lower CAY CAT losses. Underlying combined ratio of 86.3 improved 1.7 points from 88.0 in second quarter 2025, primarily due to improvement in the underlying loss and loss adjustment expense ratios in both automobile and homeowners.
•Personal Automobile combined ratio of 88.5 improved 5.5 points from 94.0 in second quarter 2025, including 3.2 points of more favorable PYD and 0.4 points of lower CAY CATs. The underlying combined ratio of 93.3 improved 1.9 points from 95.2 in second quarter 2025, primarily due to improvement in the underlying loss and loss adjustment expense ratio, driven by the impact of earned pricing increases outpacing loss cost trends, partially offset by an increase in the expense ratio.
•Homeowners combined ratio of 92.6 improved 1.8 points from 94.4 in second quarter 2025, including 2.2 points of lower CAY CATs and 0.1 points of more favorable PYD. The underlying combined ratio of 73.3 increased 0.6 points from 72.7 in second quarter 2025, primarily due to an increase in the expense ratio, partially offset by improvement in the underlying loss and loss adjustment expense ratio, driven by the impact of earned pricing increases outpacing loss cost trends.
•The Personal Insurance expense ratio of 26.3 increased from 25.1 in second quarter 2025, primarily due to the impact of lower earned premiums and increased premium mix towards agency, driving higher commissions.
Written premiums in second quarter 2026 of $915 million decreased from $980 million in second quarter 2025, with:
•Renewal written price increases in automobile and homeowners of 5.5% and 10.4%, respectively.
•Effective policy count retention improving slightly in automobile and remaining relatively stable in homeowners.

Employee Benefits

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2026	Jun 30 2025	Change
Net income	$147	$150	(2%)
Core earnings	$139	$163	(15%)
Fully insured ongoing premiums	$1,676	$1,602	5%
Loss ratio	72.5%	69.1%	3.4
Expense ratio	25.2%	25.7%	(0.5)
Net income margin	7.7%	8.5%	(0.8)
Core earnings margin	7.4%	9.2%	(1.8)
Net income of $147 million in second quarter 2026 decreased from $150 million in second quarter 2025, primarily due to an increase in the group disability loss ratio, partially offset by a change from net realized losses to net realized gains, increased net investment income, and a lower expense ratio.
Core earnings of $139 million decreased from $163 million in second quarter 2025, primarily reflecting the same drivers as net income, excluding the impact of realized gains and losses.
Fully insured ongoing premiums were up 5% compared with second quarter 2025, including increased new business sales across all products, an increase in exposure on existing accounts and persistency in excess of 90%. Fully insured ongoing sales were up 31% in second quarter 2026, compared with second quarter 2025, driven by higher group disability and group life sales.
Loss ratio of 72.5 increased from 69.1 in second quarter 2025.
•Group life loss ratio of 74.2 was relatively consistent with 2025 at 74.3.
•Group disability loss ratio of 74.8 increased 6.3 points from 68.5 driven by increased claim incidence across short and long-term disability products and less favorable long-term disability claim recoveries although in line with long-term expectations.
Expense ratio of 25.2 improved 0.5 points from 25.7 in second quarter 2025, driven by the impact of earned premium growth and a lower commission ratio, partially offset by higher technology costs.
Net investment income of $137 million, before tax, increased from $118 million in second quarter 2025.
Corporate

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2026	Jun 30 2025	Change
Net income	$300	$45	NM
Net income available to common stockholders	$295	$40	NM
Core loss	$(34)	$(36)	6%
Net investment income, before tax	$18	$14	29%
Interest expense and preferred dividends, before tax	$55	$55	—%
On June 3, 2026, The Hartford entered into an agreement to sell Hartford Funds Management, Inc. ("Hartford Funds"). Effective in second quarter 2026 and for all periods presented in The Hartford's financial statements, Hartford Funds is reported as discontinued operations in Corporate and its results are included in net income, but not in core earnings.
Net income available to common stockholders of $295 million in second quarter 2026 increased from $40 million in second quarter 2025, driven by higher income from discontinued operations,

net of tax, including a $251 million income tax benefit related to the agreement to sell Hartford Funds.
Second quarter 2026 core loss of $34 million was relatively consistent with $36 million in second quarter 2025.
INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2026	Jun 30 2025	Change
Net investment income, before tax	$800	$658	22%
Annualized investment yield, before tax	4.9%	4.3%	0.6
Annualized investment yield, before tax, excluding LPs[1]	4.7%	4.6%	0.1
Annualized LP yield, before tax	7.6%	1.0%	6.6
Annualized investment yield, after tax	3.9%	3.5%	0.4
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest U.S. GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
Second quarter 2026 consolidated net investment income of $800 million increased from $658 million in second quarter 2025, primarily driven by increased income from LPs and a higher level of invested assets.
Second quarter 2026 net investment income, excluding LPs*, of $686 million, before tax, compared to $645 million in second quarter 2025, a 6% increase, primarily driven by a higher level of invested assets.
Second quarter 2026 included $114 million, before tax, of LP income which increased from $13 million in second quarter 2025, primarily driven by sales of underlying investments within real estate joint ventures and higher returns on infrastructure and energy transition funds within other funds. Annualized LP yield, before tax, of 7.6% increased from 1.0% in second quarter 2025.
Net realized gains of $64 million, before tax, in second quarter 2026 compared with net realized losses of $19 million, before tax, in second quarter 2025.
Total invested assets of $64.0 billion increased $0.5 billion from Dec. 31, 2025, primarily due to increases within mortgage loans and LPs, partially offset by lower valuations on fixed maturities driven by higher interest rates.

CONFERENCE CALL
The Hartford will discuss its second quarter 2026 financial results on a webcast at 9:00 a.m. EDT on Friday, July 24, 2026. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for June 30, 2026, and the second quarter 2026 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance and employee benefits. By anticipating challenges and reducing risks our customers face, the company helps people and businesses thrive with confidence. Built on a foundation of trust, The Hartford is committed to strong performance, exceptional customer experiences and bold innovation, hallmarks of its sustained success since 1810.
The Hartford Insurance Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. More information on the company and its financial performance is available at https://www.thehartford.com. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website and/or social media channels to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Kate Jorens
860-547-7413     860-547-4066
michelle.loxton@thehartford.com     kate.jorens@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD INSURANCE GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2026
($ in millions)
	Business Insurance	Personal Insurance	P&C Other Ops	Employee Benefits	Corporate	Consolidated
Earned premiums	$3,663	$905	$—	$1,711	$—	$6,279
Fee income	12	7	—	56	11	86
Net investment income	556	67	22	137	18	800
Net realized gains	12	4	1	9	38	64
Other revenue	1	25	—	—	8	34
Total revenues	4,244	1,008	23	1,913	75	7,263
Benefits, losses, and loss adjustment expenses	2,211	577	—	1,291	2	4,081
Amortization of DAC	590	70	—	9	—	669
Insurance operating costs and other expenses	553	198	2	417	45	1,215
Interest expense	—	—	—	—	50	50
Amortization of other intangible assets	7	—	—	10	—	17
Total benefits, losses and expenses	3,361	845	2	1,727	97	6,032
Income (loss) from continuing operations before income taxes	883	163	21	186	(22)	1,231
Income tax expense (benefit)	179	33	4	39	(4)	251
Income (loss) from continuing operations, net of tax	704	130	17	147	(18)	980
Income from discontinued operations, after tax	—	—	—	—	318	318
Net income	704	130	17	147	300	1,298
Preferred stock dividends	—	—	—	—	5	5
Net income available to common stockholders	704	130	17	147	295	1,293
Adjustments to reconcile net income available to common stockholders to core earnings (loss)
Net realized gains, excluded from core earnings, before tax	(14)	(4)	(1)	(10)	(11)	(40)
Integration and other non-recurring M&A costs, before tax	3	—	—	—	—	3
Change in deferred gain on retroactive reinsurance, before tax	—	—	—	—	—	—
Income tax expense	2	2	1	2	—	7
Income from discontinued operations, net of tax	—	—	—	—	(318)	(318)
Core earnings (loss)	$695	$128	$17	$139	$(34)	$945

THE HARTFORD INSURANCE GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2025
($ in millions)
	Business Insurance	Personal Insurance	P&C Other Ops	Employee Benefits	Corporate	Consolidated
Earned premiums	$3,424	$931	$—	$1,606	$—	$5,961
Fee income	11	8	—	57	10	86
Net investment income	449	58	19	118	14	658
Net realized losses	(20)	(4)	(2)	(16)	23	(19)
Other revenue	1	24	—	—	5	30
Total revenues	3,865	1,017	17	1,765	52	6,716
Benefits, losses, and loss adjustment expenses	1,920	642	—	1,150	—	3,712
Amortization of DAC	546	70	—	9	—	625
Insurance operating costs and other expenses	520	191	2	407	18	1,138
Interest expense	—	—	—	—	50	50
Amortization of other intangible assets	7	—	—	10	—	17
Total benefits, losses and expenses	2,993	903	2	1,576	68	5,542
Income (loss) from continuing operations before income taxes	872	114	15	189	(16)	1,174
Income tax expense (benefit)	176	23	2	39	(4)	236
Income (loss) from continuing operations, net of tax	696	91	13	150	(12)	938
Income from discontinued operations, net of tax	—	—	—	—	57	57
Net income	696	91	13	150	45	995
Preferred stock dividends	—	—	—	—	5	5
Net income available to common stockholders	696	91	13	150	40	990
Adjustments to reconcile net income available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	23	3	2	15	(24)	19
Integration and other non-recurring M&A costs, before tax	2	—	—	—	—	2
Change in deferred gain on retroactive reinsurance, before tax	(24)	—	—	—	—	(24)
Income tax expense (benefit)	—	—	(1)	(2)	5	2
Income from discontinued operations, net of tax	—	—	—	—	(57)	(57)
Core earnings (loss)	$697	$94	$14	$163	$(36)	$932

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful.
DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this news release to assist investors in analyzing the Company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this news release can be found below and in The Hartford's Investor Financial Supplement for second quarter 2026, which is available on the investor relations section of The Hartford's website, https://ir.thehartford.com.
Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, as applicable, excluding derivatives book value and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable U.S GAAP measure. A reconciliation of annualized investment yield to annualized investment yield excluding limited partnerships and other alternative investments for the quarterly periods ended June 30, 2026 and 2025 is provided in the table below.

	Three Months Ended
	Jun 30 2026	Jun 30 2025
Annualized investment yield	4.9%	4.3%
Adjustment for income from limited partnerships and other alternative investments	(0.2)%	0.3%
Annualized investment yield excluding limited partnerships and other alternative investments	4.7%	4.6%

Net investment income, excluding limited partnerships and other alternative investments-This non-GAAP measure is the amount of net investment income earned from invested assets, excluding the net investment income related to limited partnerships and other alternative investments. The Company believes that net investment income, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Net investment income is the most directly comparable U.S. GAAP measure. A reconciliation of net investment income to net investment income excluding limited partnerships and other alternative investments for the quarterly periods ended June 30, 2026 and 2025 is provided in the table below.

	Three Months Ended
	Jun 30 2026	Jun 30 2025
Total net investment income	$800	$658
Adjustment for income from limited partnerships and other alternative investments	$(114)	$(13)
Net investment income excluding limited partnerships and other alternative investments	$686	$645

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure. A reconciliation of book value per diluted share to book value per diluted share (excluding AOCI) is provided in the table below.

	As of
	Jun 30 2026	Dec 31 2025	Change
Book value per diluted share	$70.28	$66.31	6.0%
Per diluted share impact of AOCI	$8.63	$7.31	18.1%
Book value per diluted share (excluding AOCI)	$78.91	$73.62	7.2%

	As of
	Jun 30 2026	Jun 30 2025	Change
Book value per diluted share	$70.28	$60.02	17.1%
Per diluted share impact of AOCI	$8.63	$8.33	3.6%
Book value per diluted share (excluding AOCI)	$78.91	$68.35	15.4%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized gains and losses - Generally realized gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and other non-recurring M&A costs - These costs, including transaction costs incurred in connection with an acquired business, are incurred over a short period of time and do not represent an ongoing operating expense of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and excluding the deferred gain on retroactive reinsurance and related amortization of the deferred gain from core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of before tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of before tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.

Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings (loss) for the quarterly periods ended June 30, 2026 and 2025, for individual reporting segments can be found in this news release under the heading "The Hartford Insurance Group, Inc. Consolidating Income Statements."
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Employee Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized (gains) losses. Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Employee Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized (gains) losses as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Employee Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended June 30, 2026 and 2025, is set forth below.

	Three Months Ended
	Jun 30 2026	Jun 30 2025	Change
Net income margin	7.7%	8.5%	(0.8)
Adjustments to reconcile net income margin to core earnings margin:
Net realized (gains) losses, before tax	(0.5%)	0.8%	(1.3)
Income tax expense (benefit) on items excluded from core earnings	0.1%	(0.1%)	0.2
Impact of excluding buyouts from denominator of core earnings margin	0.1%	—%	0.1
Core earnings margin	7.4%	9.2%	(1.8)

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the U.S. GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable U.S. GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income available to common stockholders per diluted share to core earnings per diluted share for the quarterly periods ended June 30, 2026 and 2025 is provided in the table below.

	Three Months Ended
	Jun 30 2026	Jun 30 2025	Change
Per Share Data
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$4.68	$3.44	36%
Adjustments made to reconcile net income available to common stockholders per diluted share to core earnings per diluted share:
Net realized (gains) losses, excluded from core earnings, before tax	(0.14)	0.07	NM
Integration and other non-recurring M&A costs, before tax	0.01	0.01	—%
Change in deferred gain on retroactive reinsurance, before tax	—	(0.08)	100%
Income tax expense on items excluded from core earnings	0.02	—	NM
Income from discontinued operations, net of tax	(1.15)	(0.20)	NM
Core earnings per diluted share	$3.42	$3.24	6%
[1] Net income available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition. A quantitative reconciliation of net income available to common stockholders ROE to core earnings ROE is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized gains and losses, which typically vary substantially from period to period.
A reconciliation of consolidated net income available to common stockholders ROE to consolidated core earnings ROE is set forth below.

	Three Months Ended
	Jun 30 2026	Jun 30 2025
Net income available to common stockholders ROE	23.8%	19.8%
Adjustments to reconcile net income available to common stockholders ROE to core earnings ROE:
Net realized (gains) losses excluded from core earnings, before tax	0.3%	0.6%
Integration and other non-recurring M&A costs, before tax	—%	—%
Change in deferred gain on retroactive reinsurance, before tax	(0.2)%	(0.5)%
Income tax benefit on items not included in core earnings	—%	—%
Impact of AOCI, excluded from denominator of core earnings ROE	(2.7)%	(2.8%)
Income from discontinued operations, net of tax	(2.5)%	(1.1%)
Core earnings ROE	18.7%	16.0%

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable U.S. GAAP measure. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this news release under the heading "Business Results" for "Business Insurance" and "Personal Insurance". A reconciliation of the combined ratio to underlying combined ratio for lines of business within the Company's P&C reporting segments is set forth below.

SMALL BUSINESS

	Three Months Ended
	Jun 30 2026	Jun 30 2025	Change
Combined ratio	85.9	89.7	(3.8)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(3.8)	(5.1)	1.3
Prior accident year development	4.4	4.5	(0.1)
Underlying combined ratio	86.5	89.0	(2.5)

MIDDLE & LARGE BUSINESS

	Three Months Ended
	Jun 30 2026	Jun 30 2025	Change
Combined ratio	101.9	86.6	15.3
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(3.1)	(1.1)	(2.0)
Prior accident year development	(3.5)	3.6	(7.1)
Underlying combined ratio	95.3	89.1	6.2

GLOBAL SPECIALTY

	Three Months Ended
	Jun 30 2026	Jun 30 2025	Change
Combined ratio	89.5	85.9	3.6
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(3.6)	(3.2)	(0.4)
Prior accident year development	—	2.1	(2.1)
Underlying combined ratio	85.8	84.8	1.0

PERSONAL AUTOMOBILE

	Three Months Ended
	Jun 30 2026	Jun 30 2025	Change
Combined ratio	88.5	94.0	(5.5)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(1.4)	(1.8)	0.4
Prior accident year development	6.2	3.0	3.2
Underlying combined ratio	93.3	95.2	(1.9)

HOMEOWNERS

	Three Months Ended
	Jun 30 2026	Jun 30 2025	Change
Combined ratio	92.6	94.4	(1.8)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(26.6)	(28.8)	2.2
Prior accident year development	7.2	7.1	0.1
Underlying combined ratio	73.3	72.7	0.6

Underwriting gain (loss) -This non-GAAP financial measure is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable U.S. GAAP measure. The Hartford's management evaluates profitability of the Business and Personal Insurance segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. Reconciliations of net income (loss) to underwriting gain (loss) for the quarterly periods ended June 30, 2026 and 2025, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable U.S GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. Reconciliations of net income (loss) to underlying underwriting gain for individual reporting segments for the quarterly periods ended June 30, 2026 and 2025, is set forth below.

BUSINESS INSURANCE

	Three Months Ended
	Jun 30 2026	Jun 30 2025
Net income	$704	$696
Adjustments to reconcile net income to underwriting gain:
Net investment income	(556)	(449)
Net realized (gains) losses	(12)	20
Other (income) expense	1	1
Income tax expense	179	176
Underwriting gain	316	444
Adjustments to reconcile underwriting gain to underlying underwriting gain:
Current accident year catastrophes	129	114
Prior accident year development	(52)	(146)
Underlying underwriting gain	$393	$412

PERSONAL INSURANCE

	Three Months Ended
	Jun 30 2026	Jun 30 2025
Net income	$130	$91
Adjustments to reconcile net income to underwriting gain (loss):
Net investment income	(67)	(58)
Net realized (gains) losses	(4)	4
Net servicing and other (income) expense	(2)	(5)
Income tax expense	33	23
Underwriting gain	90	55
Adjustments to reconcile underwriting gain to underlying underwriting gain:
Current accident year catastrophes	93	98
Prior accident year development	(59)	(41)
Underlying underwriting gain	$124	$112

Underlying loss and loss adjustment expense ratio - This non-GAAP financial measure is the cost of non-catastrophe loss and loss adjustment expenses incurred in the current accident year divided by earned premiums. The loss and loss adjustment expense ratio is the most directly comparable U.S. GAAP measure. Management believes that the underlying loss and loss adjustment expense ratio is a performance measure that is useful to investors as it removes the impact of volatile and unpredictable catastrophe losses and prior accident year development ("PYD"). Reconciliations of the loss and loss adjustment expense ratio to the underlying loss and loss adjustment expense ratio for the quarterly periods ended June 30, 2026 and 2025, is set forth below.
PROPERTY & CASUALTY

	Three Months Ended
	Jun 30 2026	Jun 30 2025	Change
Loss and loss adjustment expense ratio	61.0	58.8	2.2
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	(2.5)	(0.6)	(1.9)
Underlying loss and loss adjustment expense ratio	58.6	58.3	0.3

BUSINESS INSURANCE

	Three Months Ended
	Jun 30 2026	Jun 30 2025	Change
Loss and loss adjustment expense ratio	60.4	56.1	4.3
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	(2.1)	1.0	(3.1)
Underlying loss and loss adjustment expense ratio	58.3	57.0	1.3

PERSONAL INSURANCE

	Three Months Ended
	Jun 30 2026	Jun 30 2025	Change
Loss and loss adjustment expense ratio	63.8	69.0	(5.2)
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	(3.8)	(6.1)	2.3
Underlying loss and loss adjustment expense ratio	60.0	62.8	(2.8)

PERSONAL INSURANCE - AUTOMOBILE

	Three Months Ended
	Jun 30 2026	Jun 30 2025	Change
Loss and loss adjustment expense ratio	63.2	69.4	(6.2)
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	4.7	1.4	3.3
Underlying loss and loss adjustment expense ratio	67.9	70.8	(2.9)

PERSONAL INSURANCE - HOMEOWNERS

	Three Months Ended
	Jun 30 2026	Jun 30 2025	Change
Loss and loss adjustment expense ratio	64.6	67.8	(3.2)
Adjustment to reconcile loss and loss adjustment expense ratio to underlying loss and loss adjustment expense ratio:
Current accident year catastrophes and prior accident year development	(19.4)	(21.7)	2.3
Underlying loss and loss adjustment expense ratio	45.3	46.1	(0.8)

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Insurance Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements; or in The Hartford’s 2025 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission.
◦Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties;
◦Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of a pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of thunderstorms, tornadoes, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its products and policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in certain emerging technologies, including machine learning, predictive analytics, “big data” analysis or other artificial intelligence functions, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing could provide our competitors with a competitive advantage and could impact the rate and severity of claims, as well as the demand for our products; the

Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues; political instability, politically motivated violence or civil unrest, which may increase the frequency and severity of insured losses;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risks associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber breach or other information security incident, technology failure or other unanticipated event; the potential for difficulties arising from outsourcing, including vendors and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.
Any forward-looking statement made by the Company in this document speaks only as of the date of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The

Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.